Exhibit 99.1

SI-BONE, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results
Reiterates Full Year 2020 Financial Outlook

SANTA CLARA, Calif. March 9, 2020 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter and full year ended December 31, 2019.

Recent Highlights

•	Worldwide revenue of $19.8 million for the fourth quarter 2019 and $67.3 million for the full year 2019, representing 27% and 22% increases, respectively, over the corresponding periods in 2018.

•	U.S. revenue of $18.5 million for fourth quarter 2019 and $61.8 million for the full year 2019, representing 28% and 23% increases, respectively, over the corresponding prior periods in 2018.

•	Surpassed 45,000 iFuse procedures performed by more than 2,000 surgeons worldwide

•	Obtained coverage by Cigna, the fourth largest commercial payor in the U.S. with 14.6 million members

•	Completed a follow-on offering in the first quarter of 2020, with net proceeds to the Company of $63.4 million after deducting underwriting discounts and commissions

“2019 was a transformational year for SI-BONE and the treatment of sacroiliac joint dysfunction,” said Jeffrey Dunn, President, CEO and Chairman. “During the year, our business grew 23% in the U.S., which was primarily driven by our growing U.S. sales force and an increase in surgeon training by our medical affairs team. As we enter 2020, we are well-positioned to continue to grow with the benefit of commercial tailwinds including new reimbursement coverage from Cigna and a 27% increase in the surgeon payment for minimally invasive sacroiliac fusion.”

Fourth Quarter 2019 Financial Results

Revenue was $19.8 million in the fourth quarter 2019, a 27% increase from $15.6 million in the corresponding prior year period. U.S. revenue for the fourth quarter 2019 was $18.5 million, an increase of 28% from $14.5 million in the corresponding prior year period, primarily driven by growth of domestic case volumes. International revenue was $1.3 million in the fourth quarter 2019 compared to $1.2 million in the corresponding prior year period.

Gross margin was 90% for the fourth quarter 2019, as compared to 91% in the corresponding prior year period. The change in gross margin was due to an increase in personnel in operations to support the growth of the business.

Operating expenses were $26.3 million in the fourth quarter 2019, as compared to $18.5 million in the corresponding prior year period, an increase of 42%. The increase in operating expense was primarily driven by increased sales hiring, surgeon training, new public company costs, stock-based compensation and litigation expenses.

Operating loss was $8.5 million in the fourth quarter 2019, as compared to $4.3 million in the corresponding prior year period.

Net loss was $9.1 million, or $0.36 per diluted share for the fourth quarter 2019, as compared to $5.3 million, or $0.26 per diluted share in the corresponding prior year period.

2019 Financial Results

Revenue was $67.3 million for 2019, a 22% increase from $55.4 million in 2018. U.S. revenue for 2019 was $61.8 million, a 23% increase from $50.1 million in 2018, primarily driven by growth of domestic case volumes. Our international revenue was $5.5 million for 2019 compared to $5.2 million in 2018.

Gross margin was 90% in 2019, as compared to 91% in 2018. The change in gross margin was due to an increase in personnel in operations to support the growth of the business.

Operating expenses were $96.5 million in 2019, as compared to $62.5 million in 2018, an increase of 54%. The increase in operating expense was primarily driven by increased sales hiring, surgeon training, new public company costs, stock-based compensation and litigation expenses.

Operating loss was $36.0 million in 2019, as compared to $12.0 million in 2018.

Net loss was $38.4 million, or $1.55 per diluted share for 2019, as compared to $17.5 million, or $2.20 per diluted share in 2018.

Cash and marketable securities were $93.1 million as of December 31, 2019. In the first quarter of 2020, SI-BONE completed a follow-on offering, raising net proceeds of $63.4 million after deducting the underwriting discounts and commissions.

2020 Financial Guidance
SI-BONE continues to expect full year 2020 revenue to be in the range of $80 to $82 million, representing growth of 19 to 22% over full year 2019 revenue.
Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the fourth quarter 2019 financial results after market close on Monday, March 9, 2020 at 4:30 P.M. Eastern Time. The conference call can be accessed live over the phone (866) 470-1968 for domestic callers or (409) 217-8248 for international callers, using conference ID: 8747596. The webcast can be accessed at https:/investor.si-bone.com.

About SI-BONE
SI-BONE is a medical device company that pioneered minimally invasive surgery of the SI joint with the iFuse Implant System. Studies have shown that the SI joint can be a source of pain in 15% to 30% of chronic low back pain. The iFuse Implant™, commercially available since 2009, is the only SI joint fusion device supported by multiple prospective clinical studies, including two randomized controlled trials, showing improved pain, patient function and quality of life resulting from treatment. There are over 80 peer-reviewed publications demonstrating the safety, durable effectiveness, and biomechanical and economic benefits unique to the iFuse Implant (www.si-bone.com/results). This body of evidence has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System.
The iFuse Implant System is intended for sacroiliac fusion for conditions including sacroiliac joint dysfunction that is a direct result of sacroiliac joint disruption and degenerative sacroiliitis. This includes conditions whose symptoms began during pregnancy or in the peripartum period and have persisted postpartum for more than 6 months. The iFuse Implant System is also intended for sacroiliac fusion to augment stabilization and immobilization of the sacroiliac joint in skeletally mature patients undergoing sacropelvic fixation as part of a lumbar or thoracolumbar fusion. There are potential risks associated with the iFuse Implant System. It may not be appropriate for all patients and all patients may not benefit.
For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.
Forward-Looking Statements
The 2019 financial results and statements in this press release regarding expectations of future events or results, as well as SI-BONE's expectations set forth under the caption "2020 Financial Guidance" are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties and, in the case of its 2019 financial results, are subject to quarter-end closing adjustments. These risks include SI-BONE's future performance, which is subject to SI-BONE's ability to expand its sales and marketing capabilities and increase demand for iFuse, expand geographically, and obtain favorable coverage and reimbursement determinations from third-party payors. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenue	$19,811	$15,624	$67,301	$55,380
Cost of goods sold	2,046	1,382	6,790	4,833
Gross profit	17,765	14,242	60,511	50,547
Gross margin	90%	91%	90%	91%

Operating expenses:
Sales and marketing	19,266	12,607	68,251	44,497
Research and development	1,776	1,501	7,279	5,376
General and administrative	5,208	4,441	20,984	12,639
Total operating expenses	26,250	18,549	96,514	62,512

Loss from operations	(8,485)	(4,307)	(36,003)	(11,965)
Interest and other income (expense), net:
Interest income	500	570	2,551	769
Interest expense	(1,243)	(1,282)	(4,949)	(5,108)
Other income (expense), net	130	(294)	(2)	(1,149)
Net loss	$(9,098)	$(5,313)	$(38,403)	$(17,453)

Net loss per share, basic and diluted	$(0.36)	$(0.26)	$(1.55)	$(2.20)
Weighted-average number of common shares used to compute basic and diluted net loss per share	25,029,861	20,593,028	24,705,980	7,950,284

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$10,435	$25,120
Short-term investments	81,345	97,103
Accounts receivable, net	11,720	8,486
Inventory	5,452	3,343
Prepaid expenses and other current assets	2,510	1,990
Total current assets	111,462	136,042
Long-term investments	1,278	—
Property and equipment, net	3,954	2,154
Other non-current assets	315	325
TOTAL ASSETS	$117,009	$138,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,811	$2,146
Accrued liabilities and other	11,605	6,860
Current portion of long-term borrowings	4,358	—
Total current liabilities	18,774	9,006
Long-term borrowings	34,865	38,963
Other long-term liabilities	362	360
TOTAL LIABILITIES	54,001	48,329

Stockholders' Equity:
Common stock and additional paid-in capital	258,124	246,930
Accumulated other comprehensive income	464	439
Accumulated deficit	(195,580)	(157,177)
TOTAL STOCKHOLDERS' EQUITY	63,008	90,192
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$117,009	$138,521